Exhibit 99.1

FOR RELEASE July 23, 2012

StanCorp Financial Group, Inc. Reports Second Quarter 2012 Earnings

PORTLAND, Ore. — July 23, 2012 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the second quarter of 2012 of $20.0 million, or $0.45 per diluted share, compared to net income for the second quarter of 2011 of $17.8 million, or $0.40 per diluted share. After-tax net capital losses were $2.5 million for the second quarter of 2012, compared to after-tax net capital losses of $8.5 million for the second quarter of 2011.

Net income excluding after-tax net capital losses was $0.51 per diluted share for the second quarter of 2012, compared to $0.59 per diluted share for the second quarter of 2011 (see discussion of non-GAAP financial measures below). The decrease in results for the second quarter of 2012 compared to the second quarter of 2011 was driven by a comparatively higher benefit ratio in the Company’s Insurance Services segment, primarily due to less favorable claims experience in the group long term disability business. The effect of the less favorable claims experience in the group long term disability business was partially offset by more favorable claims experience in the individual disability business and a lower effective income tax rate.

“Claims experience in our group long term disability business continues to reflect the headwinds of a weak economy including high unemployment and low interest rates,” said Greg Ness, chairman, president and chief executive officer. “We are committed to obtaining and retaining profitable business and are actively taking pricing actions on both new and renewal business to address the unfavorable claims experience and the continued low interest rate environment. Despite the economic pressures on our group long term disability business, we continue to maintain a strong balance sheet and capital position.”

Year-to-Date

Net income for the first six months of 2012 was $55.2 million, or $1.24 per diluted share, compared to net income of $51.1 million, or $1.12 per diluted share for the first six months of 2011. After-tax net capital losses were $2.6 million for the first six months of 2012, compared to after-tax net capital losses of $10.0 million for the first six months of 2011.

Net income per diluted share, excluding after-tax net capital losses for the first six months of 2012 was $1.30 per diluted share, compared $1.34 per diluted share for the first six months of 2011.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $23.3 million for the second quarter of 2012, compared to $36.9 million for the second quarter of 2011. The decrease in income before income taxes was due to less favorable claims experience in the group long term disability insurance business.

Premiums for the Insurance Services segment increased 2.0% to $546.5 million for the second quarter of 2012, compared to $535.6 million for the second quarter of 2011. Group insurance premiums for the second quarter of 2012 were $504.7 million, a 2.4% increase compared to the second quarter of 2011. Experience rated refunds (“ERRs”) increased group insurance premiums by $7.1 million for the second quarter of 2012 and decreased group insurance premiums by $5.7 million for the second quarter of 2011. Excluding ERRs, group insurance premiums decreased 0.2% for the second quarter of 2012 compared to the second quarter of 2011. ERRs represent a cost sharing arrangement with certain group contract holders that provides refunds when claims experience is more favorable than contractual benchmarks, and provides for additional premiums to be paid when claims experience is less favorable than contractual benchmarks. ERRs can fluctuate widely from quarter to quarter depending on the underlying experience of the specific contracts.

Premiums for individual disability insurance for the second quarter of 2012 were $41.8 million, compared to $42.7 million for the second quarter of 2011.

Sales for the group insurance businesses, reported as annualized new premiums, were $22.3 million and $37.7 million for the second quarters of 2012 and 2011, respectively. The decrease in group insurance sales was primarily due to pricing competition.

The discount rate used for newly established long term disability claim reserves decreased 125 basis points to 4.00% for the second quarter of 2012, from 5.25% for the second quarter of 2011 resulting in a corresponding decrease in quarterly pre-tax income of approximately $9 million. The lower discount rate for the second quarter of 2012 compared to the second quarter of 2011 was primarily the result of the continued low interest rate environment. A 25 basis point increase or decrease in the discount rate currently results in a corresponding increase or decrease in quarterly pre-tax income of $1.8 million.

The benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, was 88.5% for the second quarter of 2012, compared to 84.8% for the second quarter of 2011. The increase in the group insurance benefit ratio was primarily due to higher claims severity and continued elevated claims incidence in the group long term disability insurance business, and the 125 basis point decrease in the discount rate for the second quarter of 2012. The higher claims severity and elevated claims incidence were not concentrated in any single industry, region or policy year. The Company expects the benefit ratio to remain elevated while the economy recovers and the effects of the Company’s pricing actions take hold. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The benefit ratio for individual disability insurance was 60.8% for the second quarter of 2012, compared to 74.5% for the second quarter of 2011. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will generally fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $15.2 million for the second quarter of 2012, compared to $16.1 million for the second quarter of 2011. The decrease reflected lower administrative fee revenues due to a decline in retirement plan assets under administration.

Assets under administration for the Asset Management segment, which includes retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, decreased 4.4% to $21.07 billion at June 30, 2012, compared to $22.04 billion at June 30, 2011. The decrease was primarily due to an elevated level of retirement plan terminations in the second half of 2011.

StanCorp Mortgage Investors originated $300.2 million and $302.7 million of commercial mortgage loans for the second quarters of 2012 and 2011, respectively.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation. The Other category reported a loss before income taxes of $15.9 million for the second quarter of 2012, compared to a loss before income taxes of $28.4 million for the second quarter of 2011. Net capital losses for the second quarter of 2012 were $4.0 million, compared to net capital losses of $13.1 million for the second quarter of 2011. Net capital losses for the second quarter of 2011 included $10.2 million in real estate impairments, which primarily reflected adjustments for anticipated sales of properties acquired in satisfaction of debt through foreclosure or the acceptance of deeds in lieu of foreclosure on commercial mortgage loans.

Fixed Maturity Securities and Commercial Mortgage Loans

At June 30, 2012, the Company’s investment portfolio consisted of 56.4% fixed maturity securities, 41.2% commercial mortgage loans, and 2.4% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at June 30, 2012.

At June 30, 2012, commercial mortgage loans in the Company’s investment portfolio totaled $5.10 billion on more than 6,260 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was approximately $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.31% and 0.46% of the portfolio balance at June 30, 2012 and 2011, respectively.

Capital and Book Value

The Company’s available capital decreased $25 million to approximately $210 million at June 30, 2012 compared to December 31, 2011. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest and dividends.

The Company’s book value per share grew 10.9% from $42.64 at June 30, 2011, to $47.27 at June 30, 2012. The Company’s book value per share excluding accumulated other comprehensive income (“AOCI”) grew 6.5% from $38.47 at June 30, 2011, to $40.97 at June 30, 2012.

Shares Outstanding

For the second quarter of 2012, the Company repurchased 279,700 shares at a total cost of $10.0 million, which resulted in a volume weighted-average price of $35.68. At June 30, 2012, the Company had 2.7 million shares remaining under its repurchase authorization, which expires December 31, 2012. Diluted weighted-average shares outstanding for the second quarters of 2012 and 2011 were 44,354,720 and 45,056,472, respectively.

2012 Guidance

Based on the results for the first six months of 2012, the Company expects that the 2012 annual benefit ratio for the group insurance business will exceed the guidance range of 80% to 82%. As a result, the Company expects to be below its 2012 guidance range of $3.60 to $3.90 for net income per diluted share, excluding after-tax net capital gains and losses, and below the guidance range of 9% to 10% for return on average equity, excluding after-tax net capital gains and losses from net income and AOCI from equity.

The Company does not expect to repurchase shares in the second half of 2012 if the benefit ratio continues to be elevated.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on average equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York,

Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on July 24, 2012, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s second quarter results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through September 14, 2012.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering account number 286 and conference identification number 396260. The replay will be available through July 27, 2012.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See StanCorp’s 2011 annual report on Form 10-K and first quarter 2012 report on Form 10-Q filed with the Securities and Exchange Commission for a description of the types of risks and uncertainties that may affect actual results.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolio.

•	Ability to refinance or retire maturing debt.

•	Integration and performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower type, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Concentration of commercial mortgage loan assets by borrower.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

###

Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars in millions - except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Premiums:
Insurance Services	$546.5	$535.6	$1,097.6	$1,066.1
Asset Management	1.6	1.4	3.8	4.7

Total premiums	548.1	537.0	1,101.4	1,070.8

Administrative fees:
Insurance Services	4.2	2.9	7.3	5.6
Asset Management	30.0	30.9	59.9	61.5
Other	(4.4)	(4.3)	(8.8)	(8.2)

Total administrative fees	29.8	29.5	58.4	58.9

Net investment income:
Insurance Services	83.6	85.4	168.2	169.8
Asset Management	64.6	64.9	137.7	134.5
Other	3.2	2.3	5.2	5.3

Net investment income	151.4	152.6	311.1	309.6

Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(1.7)	(0.5)	(2.5)	(1.4)
All other net capital losses	(2.3)	(12.6)	(1.7)	(14.2)

Total net capital losses	(4.0)	(13.1)	(4.2)	(15.6)

Total revenues	725.3	706.0	1,466.7	1,423.7

Benefits and expenses:
Benefits to policyholders	475.9	452.4	925.9	892.5
Interest credited	39.2	40.0	86.4	80.4
Operating expenses	116.7	118.1	240.6	236.4
Commissions and bonuses	51.3	54.2	106.7	113.0
Premium taxes	9.5	8.9	19.5	18.3
Interest expense	9.8	9.8	19.5	19.5
Net decrease (increase) in deferred acquisition costs, value of business acquired and other intangible assets	0.3	(2.0)	(2.2)	(10.4)

Total benefits and expenses	702.7	681.4	1,396.4	1,349.7

Income before income taxes:
Insurance Services	23.3	36.9	69.4	82.9
Asset Management	15.2	16.1	30.2	35.0
Other	(15.9)	(28.4)	(29.3)	(43.9)

Total income before income taxes	22.6	24.6	70.3	74.0
Income taxes	2.6	6.8	15.1	22.9

Net income	20.0	17.8	55.2	51.1

Other comprehensive income, net of tax:
Unrealized gains (losses) on securities—available-for-sale:
Net unrealized capital gains on securities—available-for-sale	39.3	35.0	40.6	26.0
Reclassification adjustment for net capital gains included in net income	(0.6)	(1.2)	(1.4)	(4.0)
Employee benefit plans:
Prior service credit and net losses arising during the period, net	0.0	0.0	0.4	1.5
Reclassification adjustment for amortization to net periodic pension cost, net	1.6	0.8	3.2	1.6

Total other comprehensive income, net of tax	40.3	34.6	42.8	25.1

Comprehensive income	$60.3	$52.4	$98.0	$76.2

Net income per common share:
Basic	$0.45	$0.40	$1.25	$1.12
Diluted	0.45	0.40	1.24	1.12
Weighted-average common shares outstanding:
Basic	44,266,776	44,868,646	44,296,945	45,398,006
Diluted	44,354,720	45,056,472	44,407,325	45,619,277

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	June 30,	December 31,
	2012	2011
A S S E T S
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $6,359.4 and $6,209.9)	$6,977.2	$6,769.5
Commercial mortgage loans, net	5,098.7	4,902.3
Real estate, net	104.1	92.7
Other invested assets	184.4	130.9

Total investments	12,364.4	11,895.4
Cash and cash equivalents	129.5	138.4
Premiums and other receivables	125.4	118.8
Accrued investment income	112.0	111.7
Amounts recoverable from reinsurers	956.1	949.3
Deferred acquisition costs, value of business acquired and other intangible assets, net	350.4	344.9
Goodwill	36.0	36.0
Property and equipment, net	96.7	101.3
Other assets	103.5	113.9
Separate account assets	4,867.2	4,593.5

Total assets	$19,141.2	$18,403.2

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Liabilities:
Future policy benefits and claims	$5,773.0	$5,683.6
Other policyholder funds	5,280.7	5,078.1
Deferred tax liabilities, net	138.2	103.0
Short-term debt	251.0	251.2
Long-term debt	301.2	300.9
Other liabilities	444.4	402.5
Separate account liabilities	4,867.2	4,593.5

Total liabilities	17,055.7	16,412.8

Commitments and contingencies
Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	0.0	0.0
Common stock, no par, 300,000,000 shares authorized; 44,116,208 and 44,268,859 shares issued at June 30, 2012 and December 31, 2011, respectively	79.5	82.4
Accumulated other comprehensive income	277.9	235.1
Retained earnings	1,728.1	1,672.9

Total shareholders’ equity	2,085.5	1,990.4

Total liabilities and shareholders’ equity	$19,141.2	$18,403.2

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA AT OR FOR THE PERIODS INDICATED

(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	77.1%	73.6%	74.9%	73.4%
Individual Disability Insurance	46.3	56.7	43.1	50.2
Insurance Services segment (including interest credited)	74.4	72.1	72.1	71.3
% of total premiums:
Group Insurance (including interest credited)	88.5%	84.8%	86.0%	84.5%
Individual Disability Insurance	60.8	74.5	56.4	65.9
Insurance Services segment (including interest credited)	86.4	84.0	83.7	83.0
Reconciliation of non-GAAP financial measures:
Net income	$20.0	$17.8	$55.2	$51.1
After-tax net capital losses	(2.5)	(8.5)	(2.6)	(10.0)

Net income excluding after-tax net capital losses	$22.5	$26.3	$57.8	$61.1

Net capital losses	$(4.0)	$(13.1)	$(4.2)	$(15.6)
Tax benefit on net capital losses	(1.5)	(4.6)	(1.6)	(5.6)

After-tax net capital losses	$(2.5)	$(8.5)	$(2.6)	$(10.0)

Diluted earnings per common share:
Net income	$0.45	$0.40	$1.24	$1.12
After-tax net capital losses	(0.06)	(0.19)	(0.06)	(0.22)

Net income excluding after-tax net capital losses	$0.51	$0.59	$1.30	$1.34

Shareholders’ equity			$2,085.5	$1,899.4
Accumulated other comprehensive income			277.9	186.0

Shareholders’ equity excluding accumulated other comprehensive income			$1,807.6	$1,713.4

Net income return on average equity			5.4%	5.4%
Net income return on average equity (excluding accumulated other comprehensive income)			6.2	5.9
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			6.5	7.1
Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$31.0	$32.6	$73.1	$76.3
Net gain from operations after federal income taxes and before realized capital gains (losses)	28.2	17.2	65.0	43.8

			June 30, 2012	December 31, 2011
Capital and surplus			$1,243.9	$1,193.1
Asset valuation reserve			114.4	107.2